Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Enbridge Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

	Newly Registered Securities
Fees to Be Paid	Debt	7.375% Fixed-to- Fixed Rate Subordinated Notes due 2055	457	(r)	$500,000,000	100.000%	$500,000,000	0.00014760	$73,800
	Debt	7.200% Fixed-to- Fixed Rate Subordinated Notes due 2054	457	(r)	$700,000,000	100.000%	$700,000,000	0.00014760	$103,320

Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts					$1,200,000,000		$177,120
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due							$177,120